Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement (No.333-163046) on Form S-1 of XStream Systems, Inc. of our report dated March 12, 2010, except for notes 7 and 13 as to which the date is April 21, 2010 and notes 4,5,8,9,10 and 15 as to which the date is June 21, 2010, relating to our audit of the financial statements appearing in the Prospectus, which is a part of this Registration Statement. Our report dated March 12, 2010, except for notes 7 and 13 as to which the date is April 21, 2010 and notes 4,5,8,9,10 and 15 as to which the date is June 21, 2010, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ McGladrey & Pullen, LLP
Orlando, Florida
August 5, 2010